UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2016

ENERGOUS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36379	46-1318953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3590 North First Street

Suite 210

San Jose, CA 95134

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 963-0200

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Strategic Alliance Agreement

On November 6, 2016, Energous Corporation (the “Company”) and Dialog Semiconductor (UK) Ltd. (“Dialog”) entered into a Strategic Alliance Agreement (“Alliance Agreement”) for the manufacture, distribution and commercialization of semiconductor devices incorporating the Company’s wire-free charging technology (“Licensed Products”). Pursuant to the terms of the Alliance Agreement, the Company agreed to engage Dialog as the exclusive supplier of the Licensed Products, subject to certain exceptions. Dialog agreed to not distribute, intentionally sell or work with any third party to develop any competing products without the Company’s approval, subject to certain exceptions (the “Dialog Exclusivity Requirement”). In addition, both parties agreed on a revenue sharing arrangement and will collaborate on the commercialization of Licensed Products based on a mutually-agreed upon plan. Each party will retain all of its intellectual property.

The Alliance Agreement has an initial term of seven years and will automatically renew annually thereafter unless terminated by either party upon 180 days’ prior written notice. The Company may terminate the Alliance Agreement under certain circumstances, including at any time after the third anniversary of the Alliance Agreement upon 180 days’ prior written notice to Dialog, or if Dialog breaches certain exclusivity obligations. Dialog may terminate the Alliance Agreement under certain circumstances, including immediately upon written notice if sales of Licensed Products do not meet specified targets. The Dialog Exclusivity Requirement will terminate with respect to certain Licensed Products if such Licensed Products have not received the necessary Federal Communications Commission approvals within specified timeframes.

Securities Purchase Agreement

In connection with the Alliance Agreement, on November 6, 2016, the Company and Dialog Semiconductor plc (“Dialog plc”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which the Company agreed to sell to Dialog plc 763,552 shares (“Shares”) of the Company’s common stock (“Common Stock”) and a warrant (“Warrant”) to purchase up to 763,552 shares (“Warrant Shares”) of Common Stock for an aggregate purchase price of $10,000,011.48. The Warrant may only be exercised on a cashless basis at a price of $17.0257 per share, and may be exercised at any time between the date that is six months and a day after the closing date of the transaction (the “Closing Date”) and the three-year anniversary of the Closing Date.

The Securities Purchase Agreement also provides that, until the earlier of (i) the three-year anniversary of the Closing Date or (ii) the effective date of termination of the Alliance Agreement (the “Voting Period”), Dialog plc and its affiliates agreed to vote all of their shares of Common Stock in the manner recommended by the Company’s board of directors (the “Board”), with specified exceptions. In elections of Board members, Dialog plc and its affiliates are obligated to vote their shares in favor of individuals recommended by the Board for election. During the Voting Period, Dialog plc and its affiliates may not acquire any additional voting securities of the Company other than Warrant Shares without consent of the Board. Dialog plc also agreed to restrictions on its ability to seek to control the management. Dialog plc will not sell, transfer or otherwise dispose of the Shares or Warrant Shares for a period of six months after the closing of the transaction, subject to certain exceptions, and Dialog plc agreed not to sell more than a specified amount of Shares or Warrant Shares in any calendar week through the end of the Voting Period. The Company agreed to file registration statements registering Dialog plc’s re-offer and resale of the Shares and the Warrant Shares under certain circumstances.

Item 3.02.	Unregistered Sales of Equity Securities.

On November 6, 2016, the Company and Dialog plc entered into the Securities Purchase Agreement, pursuant to which the Company agreed to sell to Dialog plc 763,552 shares of Common Stock and a warrant to purchase up to 763,552 shares of Common Stock for an aggregate purchase price of $10,000,011.48. The Warrant may only be exercised on a cashless basis at a price of $17.0257 per share, and may be exercised at any time between the date that is six months and a day after the Closing Date and the three-year anniversary of the Closing Date. The offer and sale of these securities was exempt from registration under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, based on the fact that it was a sale to only one purchaser, which immediately prior to making the sale the Company believed to be an accredited investor.

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Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 7, 2016, issued by Energous Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGOUS CORPORATION

Date: November 8, 2016	By:	/s/ Brian Sereda
Brian Sereda
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 7, 2016, issued by Energous Corporation.

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